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                                   EXHIBIT 7

                        DEFERRED COMPENSATION PLAN FOR
                         TRUSTEES OF EQ ADVISORS TRUST


         The purpose of this Plan is to make available on a voluntary basis to any Trustee of EQ Advisors Trust (the "Trust") an Agreement with the Trust whereby payment of all or a portion of fees for services as a Trustee would be deferred, with the total amount so deferred to be disbursed in annual or semi-annual installments or in a single lump sum payment, as elected by the Trustee, upon a certain date specified by the Trustee, which date shall be no sooner than the earlier of five years following the date of the Agreement or the Trustee's retirement as a Trustee, or upon the occurrence of certain circumstances specified in the Agreement. The period for disbursement of installments shall not be less than five nor more than 20 years, and shall be elected by the Trustee upon execution of the Agreement or subsequently thereto as provided by the Agreement.

         The Agreement for deferral to be entered into with the Trust by any Trustee electing to participate under this Plan will be in the form approved at the meeting of the Board of Trustees at which this Plan is adopted or amended.

         Such deferral will commence under the Agreement on the first day of the month that is more than ten days after the execution of the Agreement.

         The Trust expects this Plan to remain in effect indefinitely but reserves the right to modify or terminate the Plan at any time. However, any modification will be applicable only to amounts credited to the Trustee's account after the effective date of the change, and any termination will not affect amounts credited to the account prior to the date of termination.




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                          THIS AGREEMENT made between
                               EQ ADVISORS TRUST
                       (hereinafter called the "Trust")
                                      and

                ________________________________________(name)
                  (a member of the Trust's Board of Trustees,
                       hereinafter called the "Trustee"

        pursuant to the Trust's Deferred Compensation Plan for Trustees
                        (hereinafter called the "Plan")

         WITNESSETH, That

         1. The Trustee elects to defer receipt of [all fees]* which, but for this Agreement, would be payable to the Trustee for his or her services as a Trustee of the Trust on and after the first of _____________, 19__** and prior to the Initial Disbursement Date provided for herein. Such election shall continue in effect with respect to such Trustee's fees which may otherwise become payable to Trustee unless, at least 60 days prior to January 1 in any calendar year, Trustee has delivered to the Secretary of the Trust a written revocation of such election with respect to all or a portion of Trustee's fees which may otherwise become payable to him or her for such year. Any such revocation will take effect on January 1 of such year. Deferred fees shall be credited to an Account (as defined hereinafter in paragraph 9).

         The Trust shall credit amounts of interest to the Account from time to time using the interest rate determined under The Equitable Investment Plan for Employees, Managers and Agents for the purpose of crediting interest for fixed income accounts of members under that plan. The rate for crediting interest to the Account balance is the "Account Percentage Rate". The Trust, however, reserves the right to change the rate of interest with respect to amounts to be credited after the date of the change.

         Payments under the terms of this Agreement of fees and amounts so credited shall not commence until the Initial Disbursement Date, as specified in paragraph 4 below. Such payments (to be charged to the Trustee's Account) shall be made in a single lump sum or in annual or semi-annual installments, as elected by the Trustee, for the number of years elected


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*   If a Trustee so requests, the Agreement will set forth, instead of "all fees", a portion of the fees, to be deferred, as specified by the Trustee before the Agreement is executed (an alternate form of Agreement will be furnished for this purpose upon request).

** The date must be more than 10 days after the date of execution of the Agreement.


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by the Trustee, or until the amount credited to his or her Account is exhausted.(1) The amount of each installment shall be determined by dividing the undistributed balance of the Account prior to each installment by the number of remaining installments.

         The election specifying the period for disbursement of installments may be changed by a new election on the Trust's form filed with its Secretary. No election, however, may be made or filed within 60 days immediately preceding the Initial Disbursement Date. The election(s) on file immediately before said 60 days is (are) irrevocable.

         2. If the Trustee elects to have amounts paid in installments, the number of years for which installments shall be paid shall be in accordance with such election by the Trustee. There shall be no right to change such election after the Initial Disbursement Date. The minimum number of years during which installments will be paid shall be five and the maximum number shall be 20. The first installment shall be payable on the Initial Disbursement Date and subsequent installments shall be payable annually or semiannually thereafter, as applicable, but no such installment shall be less than $50 or more than the amount in the Account at the time any installment is payable. If an election results in installments of less than $50, the period for installment payments will be changed so that each monthly installment will be at least $50. In the event of the Trustee's death prior to complete distribution of his or her Account hereunder, the balance of the Account shall be paid to the Trustee's executors or administrators in a lump sum, in accordance with his or her said elections. The Trust, in its sole discretion, reserves the right to accelerate payment of amounts in Trustee's Account at any time after termination of Trustee's service as a trustee of the Trust.

         3. This Agreement may be amended to change the amount of fees to be deferred, or to discontinue any deferment, or to resume such deferment after a prior discontinuance, but at least three years must elapse between the execution of this Agreement and the first amendment or between any two amendments. Any such amendment will apply to fees payable on or after the first day of the calendar year that is more than sixty days after the date of execution thereof and will have no retroactive effect with respect to amounts previously credited to the Trustee's Account. In the event of a discontinuance of deferment, or retirement from the Board, the amounts previously deferred will remain to the credit of the Trustee in his or her Account and will be subject to payment, in a lump sum or in installments, in accordance with the provisions of this Agreement. No amounts credited to the Account may be assigned, commuted or encumbered by the Trustee, and to the extent permitted by law, no such amount shall in any way be subject to any legal process to subject the same to the payment of any claim against such Trustee. In no event will the Trustee have the right to recover any fees credited to the Account otherwise than in accordance with this Agreement.

         4. The Initial Disbursement Date with respect to the Trustee shall be as soon as practicable following ______________, 19__, a date specified by the Trustee, which date shall not be sooner than the earlier of:

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1   If the Trustee does not so specify the period of disbursement in his or her election, payments shall be made to the Trustee in such number of annual installments as shall be determined by the Trust in its sole discretion.


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              (a) a date five (5) Years following the date of this Agreement, or

              (b) the date of the Trustee's anticipated retirement as a trustee of the Trust in accordance with the Trust's normal retirement policy for Trustees;

provided, that if a Trustee does not specify an Initial Disbursement Date in this Agreement, the Trustee shall be deemed to have elected to begin receiving the deferred amounts and any credited amounts thereon upon ceasing to be a trustee of the Trust; and further provided, that in all events and notwithstanding any elections under this Agreement, the deferred amounts and any credited amounts thereon shall be distributed

                           (i) in the event of the Trustee's death prior to
complete distribution of his or her Account, in accordance with paragraph 2 above; or

                           (ii) upon the dissolution, liquidation or winding
up of the Trust, whether voluntary or involuntary; or the voluntary sale, conveyance or transfer of all or substantially all of the Trust's assets (unless, as part of any such sale, conveyance or transfer, the obligations of the Trust hereunder shall have been assumed by another Equitable-affiliated trust, corporation or its consolidation with one or more other trusts or corporations (unless the obligations of the Trust hereunder shall have been assumed by such surviving entity, and such surviving entity is an Equitable-affiliated entity, or unless, prior to the effective date of the merger or consolidation, the Trust's Trustees determine that deferrals under the Plan shall survive the merger or consolidation). In this case, any deferred amounts and any credited amounts thereon in the Account shall be paid to the Trustee in a single lump sum on the effective date.

         Prior to such Initial Disbursement Date, the Trustee shall have no right to receive any disbursements under this Agreement. After such date, the Trustee's right in respect to any deferred fees or interest accrued thereon, including the right to receive payment of such fees and interest and the method, manner, period, and frequency of such payment (after such date) shall be in accordance with the provisions of this Agreement as now constituted or as hereafter amended.

         5. Upon application by the Trustee under this paragraph and a determination by the Administrator that the Trustee has suffered a severe and unanticipated financial hardship, the Administrator shall distribute to the Trustee, in a single lump sum, an amount equal to the lesser of (i) the amount needed by the Trustee to meet the unanticipated hardship, or (ii) the balance of the Trustee's Account.

         6. The Trust's obligation to make payments of the Account shall be a general obligation of the Trust, and such payments shall be made from the Trust's general assets and property. Trustee's relationship to the Trust under this Agreement shall be only that of a general unsecured creditor, and neither this Agreement or any action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind between the Trust and Trustee, Trustee's estate, Trustee's designated beneficiary or any other person, or a security interest of any kind in any property of the Trust in favor of Trustee or any other person. The


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Trust shall provide an annual statement to Trustee showing such information as is appropriate, including the aggregate amount in the Account, as of a reasonably current date.

         7. The Trust reserves the right to modify or terminate this Agreement in accordance with any modification or termination of the Plan; provided, however, that any modification will be applicable only to amounts credited to the Account after the effective date of the change and any termination will not affect amounts credited to the Account prior to the date of termination.

         8. Payment of amounts credited to the Account shall be made in the form of a check. Such payment shall be made to Trustee except that:

                  (a) in the event that Trustee shall be determined by a court of competent jurisdiction to be incapable of managing Trustee's financial affairs, and if the Trust has actual notice of such determination, payment shall be made to Trustee's personal representative(s); and

                  (b) in the event of Trustee's death, payment shall be made to Trustee's executors or administrators.

         9. "Retirement" from the board as used herein shall be deemed to occur on the date when the Trustee ceases to be a member of the Trust's Board of Trustees, for any reason, including death.

         "Account" as used herein shall mean a record maintained by the Administrator of the Trustee's deferred fees, increments credited thereon, and installments paid under this Agreement. The use of the word "Account" does not contemplate or imply any segregation by the Trust of any monies or other assets, nor shall it be deemed to mean that any amount credited to the Account is the property of the Trustee.

         IN WITNESS WHEREOF, the parties to this Agreement have subscribed their names.

         EXECUTED IN DUPLICATE THIS _________ DAY OF ________________, 199___.


                                                 EQ ADVISORS TRUST




                                                 By:___________________________



                                                 ______________________________
                                                 (Trustee)